SHAREHOLDER SERVICING AGREEMENT

                             The Victory Portfolios
                          3435 Stelzer Road, Suite 1000
                            Columbus, Ohio 43219-8003



      In this Agreement, "we" and "us" refer to The Victory Portfolios (the "Trust"). We are entering this Service Agreement on behalf of our various series funds (the "Funds") and their classes that have adopted "Shareholder Servicing Plans," as described in the Trust's current Registration Statement, as amended from time to time. "You" refers to the service provider that has signed this Agreement. This Agreement concerns support services that you provide to your clients ("Clients") who may from time to time beneficially own shares of beneficial interest of the Funds ("Shares"). The "Distributor" refers to Victory Capital Advisers, Inc., the distributor of the Shares. The Distributor is a party to this Agreement for the sole purpose of facilitating the payments described in Section 5 of this Agreement.

      The terms and conditions of this Servicing Agreement are as follows:

      Section 1. You agree to provide administrative and support services to your Clients who may from time to time beneficially own Shares, which may include the following support services: (i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from us on behalf of Clients; (iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquires from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients, or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

      Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

      Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

      Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us, the Distributor, our investment adviser, administrator, sub-administrator, transfer agent and our and their respective officers, directors or trustees, agents, employees and affiliates harmless from and against any and all direct or indirect liabilities or losses resulting from (i) any requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients, or (ii) any breach of this Agreement, including any warranty, representation or undertaking contained in this Agreement. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

      Section 5. (a) In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 25 one-hundredths of one percent (0.25%) of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Client's Shares"). We will compute this fee daily and payable monthly. For purposes of determining the fees payable under this
Section 5, we will compute the average daily net asset value of the Clients' Shares in the manner specified in our current Registration Statement (as amended from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Shares in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. In our sole discretion, we may prospectively increase or decrease this fee at any time upon notice to you. Further, in our discretion and without notice to you, we may suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

      (b) As an alternative to the monthly payments described in Section 5(a) above, you may, in certain cases, elect to receive an advance of 12 months of these payments. If you elect such an advance, within 30 days of the initial purchase of Shares by a Client, the Distributor will advance to you 12 months of payments of the fees payable under this Section 5 applicable to such Shares. The Distributor will compute this advance payment at the rate of 0.25% of the net asset value of the such Shares determined on the date those Shares are purchased. You agree to assign to the Distributor your right to receive any monthly payments of fees under this Section 5(b) that correspond to the time period for which the Distributor pays such advance and to receive payments in accordance with Section 5(a) of this Agreement after the first 12 months.

      Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees (the "Board"), and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us or any regulators), in connection with the preparation of reports to the Board concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

      Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) to the extent required by law, you will disclose to your Clients the compensation payable to you in connection with the investment of your Clients' assets in Shares; (ii) the services that you provide under this Agreement will not be primarily intended to result in the sale of Shares; (iii) your receipt of fees under this Agreement will not constitute a "prohibited transaction" as defined in the Employee Retirement Income Security Act of 1974, as amended; (iv) your receipt of fees under this Agreement does not materially violate any law or regulation that you are subject to; (v) you and we will be responsible for compliance with all applicable laws respectively, rules and regulations governing your and our performance of services under this Agreement, including but not limited to Regulation S-P or other laws governing privacy of confidential consumer information; (vi) to the extent required by law, you will adopt and maintain (A) an anti-money laundering program, (B) customer identification program, (C) procedures for detecting and reporting suspicious activities that could give rise to money laundering, and (D) procedures for notifying us of any activity that would reasonably raise concerns about the existence of money laundering or unlawful activity.

      Section 9. This Agreement will become effective on the date that we or our designee receives a fully executed copy of this Agreement. Unless sooner terminated, this Agreement will continue automatically for successive annual periods, provided that we approve the continuation of this Agreement at least annually in the manner described in Section 12. You or we may terminate this Agreement upon 15 days' written notice to the other party at any time and without penalty.

      Section 10. All notices and other communications to either you, us or the Distributor will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

  Section 11. This Agreement will be construed in accordance with the laws of the State of Ohio and is non-assignable by the parties hereto.

      Section 12. This Agreement has been approved by vote of a majority of (i) the Board and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

      Section 13. The names "The Victory Portfolios" and the "Board of Trustees" refer, respectively, to the Trust created under a Certificate of Trust as filed with the State of Delaware, and the Trustees, as trustees but not individually or personally, acting from time to time under a Trust Instrument as amended from time to time. The obligations of "The Victory Portfolios" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees personally, but bind only the assets of the Trust. No shareholder of the Trust shall be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust or by or on behalf of any Fund. The Trustees have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay by way of subscription for any shares or otherwise. Any person having any claim against any Fund may look only to the assets of that Fund to satisfy or enforce any debt, with respect to that Fund.

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Victory Capital Advisers, Inc., 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219-8003.

Very truly yours,

The Victory Portfolios, on behalf of each of its series Funds, individually and not jointly, and their classes that have adopted "Shareholder Servicing Plans", as described in the Trust's current Registration Statement, as amended from time to time.

Date: ________________________________________

By: __________________________________________
         (Authorized Officer)

_________________________________________
Print Name and Title:




Accepted and Agreed to:

Date: ________________________________________

By: __________________________________________
       (Authorized Officer)
Title:_________________________________________


Accepted and Agreed to:

Victory Capital Advisers, Inc.

Date: ________________________________________

By: __________________________________________
       (Authorized Officer)
Title:_________________________________________